Exhibit 12.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2015, with respect to our audit of the consolidated financial statements of American Electric Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2014 and 2013, which is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2015. We also consent to the reference of our firm under the heading “Experts” in such registration statement.

/s/ Ham, Langston & Brezina, LLP

Houston, Texas

May 19, 2015

Ham, Langston & Brezina L.L.P. | 11550 Fuqua, Suite 475, Houston, TX 77034 | 281-481-1040 | www.hlb-cpa.com